FNCB REPORTS DIVIDEND

The Board of Directors of First National Community Bancorp declared a second quarter dividend of 11 cents per share, payable June 15th to shareholders of record on May 31, 2006.

The payment represents a 37% increase over the dividend paid in the second quarter of last year after adjusting for the 10% stock dividend paid March 31, 2006. The increase was made possible by the continued growth of the company and the improved earnings recorded over the past twelve months.

The company’s subsidiary, First National Community Bank, conducts business from sixteen offices located throughout Lackawanna and Luzerne counties.